Exhibit 10.32
SEPARATION AGREEMENT
      This Separation Agreement, together with Exhibit A (“General Release”) (attached) (collectively “Agreement”), is entered into between ROBERT SWELLIE (“Employee”) and AMERICAN GREETINGS CORPORATION, an Ohio Corporation (“AG” or “the Company”), regarding the terms of Employee’s separation from the Company. In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:
1.	Separation from Service. Employee shall continue full-time employment with American Greetings through February 28, 2011 (“Separation Date”), upon which date he shall voluntarily resign his employment.

2.	Separation Benefits. Subject to the terms of this Agreement, and subject to approval by the Compensation and Management Development Committee of the Board of Directors of American Greetings Corporation, if Employee signs the General Release attached hereto as Exhibit A and it becomes effective, he will receive the following payments and benefits in the manner and time frames described herein. Employee acknowledges and agrees that certain of the payments and benefits differ from and/or are greater than benefits Employee would otherwise be eligible to receive upon resignation or termination absent this Agreement.
a.	Separation Pay. From the Separation Date through February 28, 2014 (“Severance Period”), Employee will receive severance payments in the amount of $28,437.54 per month, which is the equivalent of Employee’s annual base salary rate as of the Separation Date ($341,250.48), less applicable withholdings and payroll deductions, paid in accordance with American Greetings’ payroll practices in the ordinary course.

b.	Health Care. From the Separation Date through Employee’s 65th birthday, February 19, 2017, Employee will continue to receive health care coverage, concurrently with COBRA, at the payroll deduction rate applicable to active senior vice-presidents, as the rate may be changed from time to time in the Company’s sole discretion. For the period beginning with the 19th month of coverage following the Separation Date through Employee’s 65 th birthday, Employee will be obligated to pay 100% of the premium cost of his continued health care coverage hereunder; provided, that American Greetings will pay Employee during such period additional monthly separation pay (through February 28, 2014) and monthly separation pay (thereafter) in an amount which, after taking into account all applicable tax withholding, will equal the amount of such premium cost of coverage. Employee agrees that any amounts that he is obligated to pay for continued health coverage provided hereunder may be deducted by American Greetings from separation pay provided under this Agreement. Employee may make changes in his family status, and add spousal coverage, during this entire time, as permitted under the terms of the Plan, as it may change from time to time.

c.	Life Insurance. Employee will continue to be covered under the Company’s Executive Life Insurance Plan through February 28, 2014. Thereafter, Employee will be responsible for any continued premium payments on the applicable life insurance policy.

d.	Equity Grants. The options to purchase 11,000 Class A common shares of the Company at $7.73 per share that have not vested as of the Separation Date under the terms of the stock option grant made to Employee on May 1, 2009 will vest on May

1, 2011 as scheduled under the terms of Employee’s option grant agreement and subject to the terms hereof, and will continue to be exercisable for the remaining 10 year term of the grant. In addition, the 1,400 Class A common shares of the Company subject to the restricted stock unit grant made to Employee on May 3, 2010 that are scheduled to vest on May 3, 2011 will vest as scheduled on May 3, 2011 as contemplated therein notwithstanding Employee’s separation from service; provided any remaining Class A common shares that are not vested as of the Separation Date shall not vest and will be forfeited. Except as set forth in this clause d, Employee’s right to exercise or receive payment under such grants shall be determined under the terms of applicable American Greetings’ equity incentive plan and the applicable grant award agreements. Employee acknowledges and agrees that any other previously granted stock options, restricted stock units or performance shares that did not vest as of the Separation Date are automatically canceled. Employee also acknowledges and agrees that any previously granted, vested stock options that Employee fails to exercise within three (3) months of the Separation Date will be automatically forfeited in accordance with the terms of Employees applicable grant agreement.

e.	Additional Cash Payment. American Greetings will pay Employee an additional $100,000 (less applicable withholdings) as additional separation pay. Such payment shall be made on March 1, 2014.

f.	Outplacement. Commencing on the Separation Date, American Greetings will pay for up to 6 months of outplacement services to assist Employee in seeking employment, beginning on the Separation Date. American Greetings will select the service provider and will make direct payments to the service provider.

g.	Key Management Incentive Plan Eligibility. Employee will be eligible to participate in American Greetings’ Key Management Annual Incentive Plan for fiscal year 2011 at a “Meets Expectations” evaluation level for purposes of determining level of bonus payment. Payment of his bonus, if any, under the Key Management Annual Incentive Plan will be made on the date in 2011 on which bonuses are otherwise payable to active employees thereunder, but in no event later than December 31, 2011.

h.	Company Car. Employee may continue to use, and American Greetings will continue to make lease payments on, Employee’s Company-provided car until the current lease expires. In addition, for the duration of the lease period, the Company will continue to insure the vehicle at no less than the level of insurance coverage existing for other senior vice presidents. The Company will also cover reasonable and necessary maintenance expenses on the same terms and conditions provided to other senior vice presidents for the duration of the lease period. Employee will also be permitted continued use of his Company-provided gas card on the same terms and conditions provided to other senior vice presidents until the lease expires. Thereafter, the Company will provide Employee with an additional lump sum of $1,000 per month, less applicable withholdings, to cover the cost of a vehicle, insurance, maintenance, gas and related expenses, until February 28, 2014, with such payments being included with, and paid at the same time as, his separation pay under Section 2a.

i.	Laptop Computer; Blackberry. Employee will be entitled to temporarily retain his company-issued laptop computer and Blackberry personal digital assistant (“Blackberry”) for a reasonable period of time after the Separation Date, with this period of time determined solely by American Greetings, provided that (i) American Greetings shall cease having any obligation to pay any voice or data monthly service or usage charges for the Blackberry as of 30 days after the Separation Date (provided, that American Greetings shall cooperate with Employee in having Employee’s existing cell phone number transferred to his new personal account) and (ii) American Greetings shall, at its request, be provided an opportunity to verify that none of its trade secrets or other confidential or proprietary business information is stored in the laptop computer or the Blackberry (or to delete such information if present).
3.	Reasonable Cooperation. Employee acknowledges and agrees that his agreement to fully cooperate with American Greetings with respect to the provisions of this Section 3 in its entirety is a material term of this Agreement. The failure by Employee to cooperate fully with American Greetings is a material breach of this Agreement.
     a. Transfer of job responsibilities. As directed by American Greetings’ management, Employee shall fully cooperate in transferring to designated employees all of his responsibilities and duties.
     b. Fiduciary Obligations. Employee acknowledges, agrees and represents that at all times until and through February 28, 2011, he carried out his duties in a manner consistent with and in compliance with all present and future requirements of: (i) applicable federal and state laws and regulations; (ii) American Greetings’ policies and procedures; and (iii) the directives and instructions of American Greetings’ management. Employee acknowledges and fully understands that he has a fiduciary relationship with American Greetings and, as a fiduciary, he was under an obligation to use due care and act in the best interest of American Greetings at all times.
     c. Legal matters. Employee agrees to cooperate with American Greetings and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of his employment with American Greetings, with the understanding that any meetings he is required to attend are scheduled during normal business hours at mutually agreeable times. Employee acknowledges that he has advised American Greetings’ General Counsel of all facts of which he is aware that constitute or might constitute violations of the American Greetings’ Code of Business Conduct, ethical standards or legal obligations. American Greetings agrees to reimburse Employee for any and all reasonable costs and expenses (including but not limited to reasonable attorneys’ fees) he may incur in connection with such cooperation, with such reimbursement to occur no later than the end of the taxable year following the taxable year in which such expense was incurred.
     d. Indemnification. Employee shall be indemnified for acts and omissions occurring on or prior to the Separation Date to the fullest extent permitted under applicable law and Company policy. Employee shall be covered under American Greetings’ directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered for acts and omissions occurring prior to separation.

4.	Consulting Services. During the term of this Agreement, following the Separation Date, Employee shall be available to provide consulting services to the Company as an independent contractor on the following terms:
a.	The services may include participating in customer meetings, attending industry functions, responding to inquiries and requests for information; transitioning accounts, and such other services as the Company may designate (“Services”);

b.	Employee shall perform the Services on dates designated by the Company and mutually agreed upon.

c.	Employee shall make a good faith effort to perform the Services in a competent, diligent and professional manner. Employee shall exercise reasonable discretion in determining how the services are performed;

d.	Employee shall have no authority to enter into any agreement with any person or entity on behalf of AG, nor shall Employee represent to anyone that he possesses such authority unless expressly given the authority by AG;

e.	Company shall pay Employee $2,000.00 (Two Thousand Dollars and No Cents) per day for the Services. Employee shall participate in incidental telephone calls, e-mails and correspondence without separate charge, as such incidental services are considered covered by the Separation Pay. The Company shall also reimburse Employee for Employee’s reasonable expenses incurred in the performance of the Services and consistent with the Corporate Business, Travel and Entertainment Expense Policy then in effect. Employee shall submit invoices, and AG shall pay such invoices within thirty (30) days of receipt;

f.	Employee shall not disclose to any person or use any proprietary information obtained or developed in connection with performing the Services, except as required in the rendering of Services hereunder. Such proprietary information includes, but is not limited to, trade secrets, business plans, designs, specifications, manufacturing, research and development data, marketing data, methods, sales and customer information and financial data. Upon completion of the consulting period, Employee will surrender to the Company all Company records and all documents containing proprietary information, if any, that may have come into Employee’s possession in the performance of the Services;

g.	Employee shall be responsible for reporting any income and paying any income taxes, Social Security insurance payments or contributions, or other payments, if applicable, relating to the compensation received for the Services, and Employee agrees to reimburse and indemnify American Greetings with respect to any expenses, penalties, charges or liabilities incurred by the Company as a result of his failure to comply with this provision. Employee shall be solely responsible for any damage or injury caused by his acts or omissions arising out of the performance of Services; and

h.	Nothing in this Section, as written or as implemented, is intended to create and employer-employee, master-servant, or principal-agent relationship between the Company and Employee.

5.	Acknowledgment of Separation. Employee acknowledges and agrees that as of the Separation Date, he will cease to be an employee of American Greetings and that the only benefits he will receive from American Greetings are those described in this Agreement; provided, however, that this Agreement does not waive any vested benefits Employee may be eligible to receive under American Greetings’ compensation and benefit plans. Employee acknowledges and agrees that the terms and conditions of this Agreement are intended by him and American Greetings to supersede all benefits payable to him upon termination by any other written or oral agreement, and that as of the Separation Date, any other written or oral agreement will no longer have any force and effect.

6.	Breach of the Agreement. Unless prohibited by law, in the event Employee breaches any of his obligations under this Agreement, in addition to any other remedy at law or equity that may be available to the Company, American Greetings will be entitled to (i) terminate any unvested equity awards that remain outstanding, (ii) cease paying any of the amounts payable under section 2 of this Agreement, including, without limitation, separation pay, and (iii) recover any amounts, including, without limitation, separation pay, previously paid under the Agreement. American Greetings will give notice to Employee of Employee’s breach and allow Employee thirty (30) days to cure the breach (if it is curable); if it is not so cured within thirty (30) days, or if the breach is one that cannot be cured, then American Greetings may immediately pursue remedies available to it.

7.	Construction of the Agreement.
     a. This Agreement shall be governed by the State of Ohio as of the effective date of this Agreement or by applicable federal law.
     b. If a court of competent jurisdiction declares that any provision or term of this Agreement is void or invalid, only the term, condition, clause, or provision that is determined to be void or invalid shall be stricken from the Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect. Provided, however, that it is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in Section 10 herein is an unenforceable restriction against Employee, then the provisions of Section 10 shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable.
8.	Confidentiality Regarding This Agreement. Except as this Agreement may otherwise be publicly disclosed by American Greetings, Employee agrees not to disclose, or discuss with, any person (other than his spouse, attorney, tax or other financial advisor) any of the terms and/or conditions of this Agreement, except as may be required to notify a potential employer of his confidentiality, non-competition and non-solicitation obligations or as may otherwise be compelled by a court of competent jurisdiction. Employee agrees, however, in the event that the contents of this Agreement are requested pursuant to a subpoena, court order or the like, he will promptly notify American Greetings’ General Counsel prior to disclosing any information so as to afford American Greetings a reasonable amount of time to oppose such order. Except as permitted in this Section 8, disclosure of any term and/or condition of this Agreement is a material breach of this Agreement.
9.	Confidentiality and Non-Disclosure. Employee acknowledges that he has an obligation of confidence and non-disclosure with respect to any and all confidential information and trade secrets that he acquired during the course of employment with American Greetings. This obligation of confidence and non-disclosure extends to both American Greetings’ information and third-party information held by American Greetings in confidence, and this obligation continues after the Separation Date. Employee is prohibited from using or disclosing such information. Employee agrees that he will not accept or become employed or retained in any capacity whatsoever by any person or entity where such employment or other capacity requires him to disclose or use confidential information, or where such employment or other capacity will, or may cause or reasonably lead to, the inevitable, necessary or effective disclosure or use of confidential information whether through express, implicit, indirect, intentional or unintentional means. Employee also agrees that he will return to American Greetings any and all American Greetings’ property and information that came into his possession, or which he prepared or helped prepare, in connection with or during his employment. He will not retain any copies of such property or information.
10.	Non-Competition and Non-Solicitation. Unless Employee has prior written permission from American Greetings’ Senior Vice President of Human Resources, Employee agrees that for the thirty-six month period from March 1, 2011 through February 28, 2014, he shall not: a) be employed directly or indirectly, in any capacity, or work as a consultant or independent contractor in any capacity similar to that held by Employee while employed by AG, for any person, firm, corporation or entity, which designs, manufactures or sells products that are substantially similar in nature to the social expression products designed, manufactured or sold by American Greetings; and/or b) solicit (directly or indirectly) any American Greetings’ employee to enter into employment, directly or indirectly, in any capacity, or work as a consultant or independent contractor for any person, firm, corporation or entity which designs, manufactures or sells products that are substantially similar in nature to the social expression products designed, manufactured or sold by American Greetings. Employee acknowledges and agrees that the remedy at law available to American Greetings for his breach of any of the obligations under Sections 8, 9 or 10 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies that American Greetings may have at law, in equity or under this Agreement, upon adequate proof of Employee’s violation of any provision of Sections 8, 9 or 10 of this Agreement, American Greetings will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
11.	Non-Disparagement. Employee agrees not to disparage or denigrate American Greetings, its products, or its directors or executive officers orally or in writing.
12.	No Admission of Liability. The offering, undertaking or signing of this Agreement are not in any way an acknowledgment or admission that Employee, American Greetings, or any person acting on behalf of American Greetings, has: a) violated or failed to comply with federal, state or local statute, law, regulation, rule or ordinance; or b) failed to comply with any of American Greetings’ policies or procedures.
13.	Representations and Warranties. The parties represent and warrant that they have no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair their performance of any part of this Agreement. Employee represents that as of the date he has signed this Agreement, he has not filed, directly or indirectly, nor caused to be filed, any claim, charge or cause of action against American Greetings in any forum, including federal, state or local court or in arbitration, any administrative proceeding with any federal, state or local administrative agency, or American Greetings’ dispute resolution procedure (“Solutions”). Employee agrees that should any administrative or third party pursue any claims on his behalf, he waives his right to any monetary or recovery of any kind.
14.	Dispute Resolution. All disputes, claims, or controversies arising out of or in connection with this Agreement, Employee’s employment or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims, shall exclusively be submitted to and determined by final and binding arbitration before a single arbitrator (“Arbitrator”) of the American Arbitration Association (“AAA”) in accordance with the association’s then current rules for the resolution of employment disputes (“the Rules”). The Arbitrator shall be selected in accordance with the Rules. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including attorneys’ fees) to the prevailing party in the arbitration. The following claims are not covered by this arbitration agreement: (i) Claims Employee may have for workers’ compensation and unemployment compensation benefits; and (ii) claims by either party for injunctive and/or other equitable relief, including without limitation the enforcement of Sections 8, 9 or 10 as to which Employee understands and agrees that American Greetings may seek and obtain relief from a court of competent jurisdiction. Employee understands that the benefits set forth in this Agreement are, in part, consideration for his acceptance of this arbitration provision. In addition, the promises by American Greetings and by Employee to arbitrate claims rather than litigate them before courts or other bodies provide consideration for each other.

15.	Section 409A of the Internal Revenue Code of 1986 Compliance. It is the intention and purpose of the parties that this Agreement and all payments and benefits hereunder shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Agreement shall be so interpreted and administered. If necessary, any provision of this Agreement, or part thereof, that fails to comply with Section 409A shall be considered null and void. To the extent required by Code Section 409A, no benefits shall be paid under this Agreement during the six-month period following Employee’s Separation Date (the “Postponement Period”). If payment of benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If Employee dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to Employee’s estate within sixty (60) days after Employee’s death.

This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A. Notwithstanding anything in the Agreement to the contrary, if required by Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, any payment required to be made hereunder shall be treated as separate from any other payment or payments required to be made hereunder, and the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. For purposes of the Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service” as defined under Code Section 409A to the extent applicable. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses eligible for reimbursement during the period of time specified in the Agreement; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. In no event may Employee designate the year of payment for any amounts payable under the Agreement except as agreed upon herein. Notwithstanding anything in this Agreement to the contrary, any right of American Greetings to offset or otherwise reduce any sums that may be due or become payable under the Agreement to Employee, including by any overpayment or indebtedness of Employee, shall be subject to limitations imposed by Code Section 409A.
16.	Entire Agreement. This Agreement constitutes the entire understanding between Employee and American Greetings relating to the subject matter contained herein. This Agreement, after acceptance by American Greetings, as signified by its authorized officer’s signature, may not be changed, modified, or altered without the express written consent of a senior officer of American Greetings. Either party’s failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive either party of their right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by a senior officer of American Greetings.

17.	Time for Consideration of this Agreement.
a.	From the date Employee receives this Agreement, he will have 21 calendar days to consider and sign it. Employee can sign the Agreement at any time before the expiration of the 21-day period, but if he does so, Employee acknowledges that he has done so knowingly and voluntarily and without duress or coercion. Employee is hereby advised and encouraged to consult an attorney prior to signing this Agreement if he desires to do so. Employee acknowledges that if he has signed this Agreement without consulting an attorney, he has done so knowingly and voluntarily.

b.	Employee further acknowledges and agrees that he will not sign the General Release attached as Exhibit A until on or after the Separation Date; he is advised to consult with an attorney prior to signing the General release; and that he has at least 21 calendar days from the date he received this Agreement to review and consider his decision to sign the General Release.
18.	Transferability. This Agreement shall be binding upon any successor to American Greetings, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liability hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in Employee’s case will include his heirs and/or his estate, to whom and to which all of the Employee’s rights and benefits hereunder shall inure, to the extent permitted by the Plans under which the benefits set fort in this Agreement are provided.

19.	Right of Recovery. This Agreement, and the right to receive any payments or benefits hereunder, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of American Greetings in effect on the date of this Agreement or that may be established thereafter, including any modification or amendment thereto.
Signed and Agreed to on behalf of American Greetings Corporation:

/s/ Brian McGrath	2/11/11

Brian McGrath, Senior Vice-President, Human Resources	Date
I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS AGREEMENT IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE AGREEMENT.

/s/ Robert Swellie	2/8/2011

Robert Swellie	Date

EXHIBIT A — GENERAL RELEASE
In exchange for the benefits set forth in the Separation Agreement between American Greetings Corporation (“the Company”) and ROBERT SWELLIE (“Employee”) dated February 28, 2011 and to be provided to me following the Effective Date (as defined below) of this General Release and my execution (without revocation) and delivery of this General Release, Employee hereby acknowledges, understands and agrees as follows:
1.	Waiver and Release of Employment Claims. In consideration of the promises made by the Company in this Agreement, Employee, for himself, his family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by Employee, agrees to waive and release American Greetings, its past, present, and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, successors and assigns, from any and all claims, causes of action, and liabilities of any kind, known or unknown, in law or in equity, that Employee had or has as of the Effective Date of this General Release, and that are in any way connected with or arise out of Employee’s employment or the termination of his employment with American Greetings, including but not limited to claims, causes of action, and liabilities involving:
     a. Discrimination, retaliation or harassment based on race, color, religion, gender, gender identity, pregnancy, national origin, ancestry, citizenship, age, marital status, health or medical condition, leave of absence usage, disability, sexual orientation, veteran or military status, or any other protected status under any federal, state or local laws, including but not limited to claims of discrimination, harassment or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, and/or any other state, federal, local or municipal statute, regulation, rule or order that relates to Employee’s employment or its termination;
     b. Any other employment related claim whatsoever including but not limited to, claims relating to wrongful termination, breach of contract (express or implied), breach of implied covenant of good faith and fair dealing, misrepresentation (intentional, fraudulent or negligent), estoppel, public policy violation, whistleblowing, defamation, infliction of emotional distress (intentional or negligent), negligence, personal injury of any kind and invasion of privacy.
     c. Excluded from this Agreement are any claims that cannot be released or waived by law, including but not limited to workers’ compensation claims and the right to file a charge with or participate in an investigation conducted by certain government agencies. Employee acknowledges and agrees, however, that he is releasing and waiving his right to any monetary recovery should any government agency pursue any claims on his behalf that arose prior to the effective date of this Agreement. Employee is not waiving or releasing any of his employee benefits that have already vested according to the terms of American Greetings’ benefits plans.
     d. Employee agrees that he has been properly paid for all hours worked, has not suffered any on-the-job injury for which he has not already filed a claim and that he has been properly provided any needed family or medical leaves of absence.

1

2.	Release of Other Claims. In further consideration of the promises made by the Company in this Agreement, Employee, for himself and his family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by Employee, fully releases, acquits, and forever discharges American Greetings, its past, present, and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns, from any and all actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, punitive or compensatory damages, back pay or any other liability of any kind whatsoever of which Employees has knowledge as of the time he signs this Agreement.

3.	No Future Lawsuits. Employee promises never to file a lawsuit, demand, action, or otherwise assert any claims against American Greetings referenced in paragraphs 1 or 2 of this General Release. The foregoing sentence shall be construed as a covenant not to sue. This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims he ever asserts against American Greetings.

4.	Time for Consideration of this Agreement. Employee acknowledges that he has had at least 21 calendar days from the date of receipt of this Agreement to consider the terms of the Agreement and General Release. Employee can sign the Agreement at any time before the expiration of the 21-day period, but if he does so, Employee acknowledges that he has done so knowingly and voluntarily and without duress or coercion. Employee is hereby advised and encouraged to consult an attorney prior to signing this Agreement and General Release if he desires to do so. Employee acknowledges that if he has signed this Agreement and General Release without consulting an attorney, he has done so knowingly and voluntarily.

5.	Revocation of this Agreement. After Employee signs this General Release, he has seven (7) calendar days to revoke his signature. If he revokes his signature, this Agreement shall not be effective or enforceable. Employee’s revocation must be in writing, signed by him and received by the General Counsel, American Greetings Corporation, One American Road, Cleveland, Ohio, 44144, within seven (7) calendar days after Employee signs the General Release, not including the day Employee received it. This Agreement shall be effective only after the 7-day period has expired without Employee’s revocation.
I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS AGREEMENT IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND AM VOLUNTARILY AND KNOWINGLY SIGNING THE AGREEMENT.

/s/ Robert Swellie	2/28/2011

Robert Swellie	Date

2